EXHIBIT F-2(d)
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                                    April 28, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

      Re:   GPU, Inc.
            Jersey Central Power & Light Company
            Metropolitan Edison Company
            Pennsylvania Electric Company
            Declaration on Form U-1
            SEC File No. 70-7926
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Ladies and Gentlemen:

      We have examined Post-Effective Amendment No. 12, dated March 30, 1999 to the Declaration on Form U-1, dated December 24, 1991, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), of GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively referred to herein as the "GPU Companies"), which has been docketed in SEC File No. 70-7926, as amended by Post-Effective Amendment No. 13, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration".)

      The Declaration now contemplates the issuance, sale and/or renewal, through December 31, 2003, (i) by the GPU Companies of unsecured promissory notes ("Bank Notes") to various commercial banks pursuant to loan participation arrangements and lines of credit, (ii) by JCP&L, Met-Ed and Penelec of their unsecured promissory notes as commercial paper ("Commercial Paper"), (iii) by the GPU Companies of their unsecured promissory notes ("Unsecured Notes") evidencing short-term borrowings from lenders including banks, insurance companies and other institutions, and (iv) by GPU of its unsecured promissory notes as commercial paper ("GPU Commercial Paper"). The total principal amount of borrowings outstanding at any one time under the Bank Notes, Commercial Paper, Unsecured Notes and GPU Commercial Paper, together with all other borrowings contemplated by the Declaration, would not, however, exceed $150 million in the case of each of Met-Ed and Penelec, $250 million in the case of GPU and, in the case of JCP&L, the amount permitted under JCP&L's charter.

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      We have been Pennsylvania  counsel to Met-Ed, a Pennsylvania  corporation, for many years. In such capacity, we have participated in various proceedings relating to Met-Ed and we are familiar with the terms of the outstanding securities of Met-Ed.

      In addition to the matters set forth in our previous opinion dated December 17, 1997 and filed as Exhibit F-2(c) to the Declaration, we have examined a copy of the Commission's Order dated December 22, 1997, permitting the Declaration, as then amended, to become effective.

      In addition, we have examined such corporate records, documents and certificates as we have deemed necessary as a basis for this opinion.

            Based upon the foregoing, we are of the opinion that, subject to the conditions specified in the following paragraph:

            (a) all Pennsylvania laws applicable to the proposed transactions as contemplated in the Declaration will have been complied with;

            (b) Met-Ed is validly organized and duly existing in Pennsylvania;

            (c) the Bank Notes, the Commercial Paper, the Unsecured Notes and the GPU Commercial Paper will each be valid and binding obligations of Met-Ed in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws (including, without limitation, the Atomic Energy Act of 1954, as amended, and the regulations thereunder) affecting creditors' rights generally; and

            (d) the issuance of the Bank Notes, the Commercial Paper, the Unsecured Notes, and the GPU Commercial Paper will not violate the legal rights of the holders of any securities issued by Met-Ed.

      The foregoing opinions assume the following conditions shall have been satisfied:

      (1) the Commission shall have entered an appropriate order forthwith permitting the Declaration, as amended, to become effective; and

      (2) the appropriate officers of each of Met-Ed shall, on their respective behalves, have issued and sold to the extent contemplated by the Declaration, the Bank Notes, the Commercial Paper, the Unsecured Notes and the GPU Commercial Paper against the receipt of cash or renewal thereof equal to the principal amount thereof, each of which (i) is issued, sold or renewed in

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accordance with the terms and under the conditions set forth in the Declaration,
(ii) is issued and sold under circumstances which are permitted under Section 12(f) of the Act and paragraph (b)(2) of Rule 70 under the Act.

      We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    RYAN, RUSSELL, OGDEN & SELTZER LLP





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